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                                  EXHIBIT 23(a)



                         CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Eaton Corporation 401(k) Savings Plan and Trust of Eaton Corporation of our reports (a) dated January 20, 1997, with respect to the financial statements of Eaton Corporation included in its Annual Report on Form 10-K and (b) dated April 15, 1997, with respect to the financial statements and schedules of the Eaton Corporation 401(k) Savings Plan and Trust included in the Plan's Annual Report on Form 11-K, both for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                                     ERNST & YOUNG LLP


Cleveland, Ohio

June 9, 1997






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